EXECUTION COPY

REALOGY CORPORATION
(A DELAWARE CORPORATION)
FLOATING RATE SENIOR NOTES DUE 2009
6.150% SENIOR NOTES DUE 2011
6.500% SENIOR NOTES DUE 2016
PURCHASE AGREEMENT
October 13, 2006

REALOGY CORPORATION
(a Delaware corporation)
Floating Rate Senior Notes due 2009
6.150% Senior Notes due 2011
6.500% Senior Notes due 2016
PURCHASE AGREEMENT
October 13, 2006
J.P. Morgan Securities Inc.
Barclays Capital Inc.
   as Representatives of the
  several Initial Purchasers listed
   in Schedule I hereto
c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
Ladies and Gentlemen:
          Realogy Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several initial purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom you are acting as representatives (the “Representatives”), (i) $250,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2009 (the “2009 Notes”), (ii) $450,000,000 aggregate principal amount of its 6.150% Senior Notes due 2011 (the “2011 Notes”) and (iii) $500,000,000 aggregate principal amount of its 6.500% Senior Notes due 2016 (the “2016 Notes” and, together with the 2009 Notes and the 2011 Notes, the “Securities”) on the terms and conditions stated herein. The Securities will be issued pursuant to an indenture to be dated as of October 20, 2006 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
          The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated October 11, 2006 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.
          At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications identified on Schedule II hereto.
          Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement (the “Registration Rights Agreement”), to be dated the Closing Date (as defined below), pursuant to which the Company will agree to file one or more registration statements with the Securities and Exchange Commission (the “Commission”) providing for the registration under the Securities Act of the Securities or the Exchange Securities referred to (and as defined) in the Registration Rights Agreement.
          You have advised us that you and the other Initial Purchasers, acting severally and not jointly, desire to purchase the Securities and that you have been authorized by the other Initial Purchasers to execute this Agreement on their behalf.
          Section 1. Representations and Warranties. (a) The Company represents and warrants to and agrees with each Initial Purchaser that:
          (i) Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum. No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information has been omitted from the Offering Memorandum.
          (ii) Additional Written Communications. Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities other than the documents listed on Schedule II hereto, including a term sheet substantially in the form of Schedule III hereto, and other written communications used in accordance with Section 3(c) below.
     (iii) Incorporated Documents. The documents incorporated by reference in each of the Time of Sale Information and the Offering Memorandum, when filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (iv) Independent Accountants. Deloitte & Touche LLP, who have reported upon the audited financial statements and schedules included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States).
     (v) Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     (vi) Financial Statements. The combined financial statements and the related schedules and notes thereto included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; except as otherwise stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum has been derived from the accounting records of the Company and its subsidiaries and presents fairly in all material respects the information shown thereby; and the pro forma financial information and the related notes thereto included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum has been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information and the assumptions underlying such pro forma financial information are reasonable and are set forth in each of the Time of Sale Information and the Offering Memorandum.

     (vii) Organization and Good Standing of the Company. The Company is duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware, with corporate power and corporate authority to own, lease and operate its properties and conduct its business as presently conducted and as described in the Time of Sale Information and the Offering Memorandum. The Company is qualified as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule IV hereto, except to the extent that the failure to so qualify or be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial position, results of operations or prospects of the Company and its subsidiaries considered as one enterprise or on the performance by the Company of its obligations under the Securities (a “Material Adverse Effect”).
     (viii) Organization and Good Standing of Subsidiaries. Each significant subsidiary (as defined in Rule 1-02 of Regulation S-X) of the Company is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization with corporate or other power and corporate or other authority under such laws to own, lease and operate its properties and conduct its business as presently conducted. Each significant subsidiary of the Company is duly qualified to transact business as a foreign corporation or other business organization and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except to the extent that the failure to so qualify or be in good standing, individually or in the aggregate, would not have a Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each significant subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned by the Company, directly or through one or more subsidiaries of the Company, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind.
     (ix) The Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and will conform in all material respects to the description thereof in the Time of Sale Information and the Offering Memorandum. At the Closing Date, the Indenture will comply in all material respects with the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

     (x) The Securities. The sale and issuance of the Securities have been duly authorized by the Company. When executed, authenticated, issued and delivered in the manner provided for in the Indenture and sold and paid for as provided herein, the Securities will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); the Securities will conform in all material respects to the description thereof in the Time of Sale Information and the Offering Memorandum.
     (xi) The Exchange Securities. On the Closing Date, the Exchange Securities will have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as contemplated by the Registration Rights Agreement and the Indenture, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); the Exchange Securities will conform in all material respects to the description thereof in the Time of Sale Information and the Offering Memorandum.
     (xii) Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and on the Closing Date will be duly executed and delivered by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and except that rights to indemnity and contribution thereunder may be limited by applicable law and public policy.
     (xiii) Capitalization. The Company has an authorized capitalization as set forth in the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; all of the outstanding shares of capital stock of the Company have been authorized and validly issued and are fully paid and non-assessable.

     (xiv) No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, (A) there has not been any material change in the capital stock or any change in the long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole; (B) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (C) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Time of Sale Information and the Offering Memorandum.
     (xv) No Violation or Default. Neither the Company nor any of its significant subsidiaries is (A) in violation of its charter or by-laws or similar organizational documents, (B) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, note, lease, loan or credit agreement or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (the “Agreements and Instruments”), or (C) in violation of any applicable law, rule or regulation or any judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (B) and (C) above, for any such violation or default that would not, singly or in the aggregate, have a Material Adverse Effect.
     (xvi) No Conflicts. The execution and delivery by the Company of this Agreement, the Registration Rights Agreement and the Indenture, the issuance and delivery of the Securities and the Exchange Securities, the consummation by the Company of the transactions concerning the Securities contemplated herein and in the Time of Sale Information and the Offering Memorandum and the compliance by the Company with the terms of this Agreement, the Registration Rights Agreement and the Indenture, have, in each case, been duly authorized by all necessary corporate action on the part of the Company and do not and will not result in any violation of the certificate of incorporation or by-laws of the Company, and do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary under (A) the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect) or (B) assuming the accuracy of, and the Initial Purchasers’ compliance with, the representations, warranties and agreements of the Initial Purchasers herein, and the compliance by the holders of the Securities with the offering and transfer restrictions set forth in the Offering Memorandum, any existing applicable law, rule, regulation (other than state securities, foreign securities or blue sky laws, rules and regulations), judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their respective properties (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect).
     (xvii) No Consents Required. Assuming the accuracy of, and the Initial Purchasers’ compliance with, the representations, warranties and agreements of the Initial Purchasers herein, and the compliance by the holders of the Securities with the offering and transfer restrictions set forth in the Offering Memorandum and except (i) with respect to the Exchange Securities, as may be required under the Securities Act, the Trust Indenture Act and state securities, foreign securities or “blue sky” laws and (ii) with respect to the purchase and resale of the Securities by the Initial Purchasers, as required by state securities or “blue sky” laws, no authorization, approval, consent, order, registration or qualification of or with any court or governmental authority or agency is required for the performance by the Company of its obligations hereunder or under the Registration Rights Agreement, in connection with the offering, issuance or sale of the Securities hereunder or the offering or issuance of the Exchange Securities pursuant to the Registration Rights Agreement or the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement, or for the due execution, delivery or performance of the Indenture by the Company.
     (xviii) Other Documents. There are no contracts or documents which would be required by the Securities Act to be described in a registration statement to be filed with the Commission that are not so described in or incorporated by reference into the Time of Sale Information and the Offering Memorandum, and each such contract or document conforms in all material respects to the description thereof contained in or incorporated by reference into the Time of Sale Information and the Offering Memorandum.
     (xix) Legal Proceedings. Except as otherwise disclosed in the Time of Sale Information and the Offering Memorandum, there is no action, suit or proceeding before or by any government, governmental instrumentality or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties that would be required by the Securities Act to be disclosed in a registration statement to be filed with the Commission or that would reasonably be expected to result in a Material Adverse Effect, or that would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and the Registration Rights Agreement.
     (xx) Title to Intellectual Property. Subject to each of the franchise and license agreements entered into by the Company or any of its significant subsidiaries, the Company and each of its significant subsidiaries own or have the right to use such patents, patent licenses, trademarks, trademark licenses, service marks, service mark licenses and trade names and registrations thereof (collectively, “Intellectual Property”) as are necessary to carry on their respective businesses as presently conducted, except where the failure to own or possess any of the Intellectual Property would not have a Material Adverse Effect. In addition to, and not in limitation of, anything else contained in this paragraph (xx), the Company or a subsidiary thereof is the exclusive owner of all rights, title and interest (subject to all existing franchise and license agreements referred to above) in and to the Marks (as defined below) within the United States and outside the United States is the owner of the registrations and applications as are necessary to carry on its business as such description is included or incorporated by reference in the Time of Sale Information and the Offering Memorandum and as currently conducted, except where the failure to be such owner would not have a Material Adverse Effect. The Intellectual Property with respect to the Company’s ERA Franchise Systems, Inc., Century 21 Real Estate Corporation, Coldwell Banker Corporation, Cartus Corporation, Title Resource Group and NRT Incorporated businesses (as such description is included or incorporated by reference in the Time of Sale Information and the Offering Memorandum and as currently conducted) is referred to herein as the “Marks”.
     (xxi) No Labor Disputes. To the best knowledge of the Company, without having made any inquiry or independent investigation, no labor problem exists with the employees of any party that licenses a franchise, directly or indirectly, from the Company or a subsidiary thereof (a “Franchisee”) or is imminent that would reasonably be expected to have a Material Adverse Effect.
     (xxii) No Disputes With Franchisees. To the best knowledge of the Company, except as disclosed in the Time of Sale Information and the Offering Memorandum, no dispute exists or is imminent with any Franchisee that could reasonably be expected to have a Material Adverse Effect.
     (xxiii) Franchise Contracts. Each Franchisee is such by virtue of being a party to a franchise contract with either the Company or a subsidiary thereof and assuming each such contract has been duly authorized, executed and delivered by the parties thereto, other than the Company or a subsidiary thereof, each such contract constitutes a valid, legal and binding obligation of each party thereto, enforceable against the Company or a subsidiary thereof in accordance with its terms, except (A) for any one or more of such franchise contracts as would not have a Material Adverse Effect, and (B) to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     (xxiv) Regulatory Compliance. The Company and each significant subsidiary thereof have complied and are currently complying in all material respects with the rules and regulations of the United States Federal Trade Commission and the comparable laws, rules and regulations of each state or state agency applicable to the franchising business of the Company and such significant subsidiary in each state in which the Company or such significant subsidiary is doing business. The Company and each subsidiary thereof have complied and are currently complying in all material respects with the Federal Real Estate Settlement Procedures Act and the real estate brokerage laws, rules and regulations of each state or state agency applicable to the real estate franchising business of the Company and such subsidiary in each state in which the Company or such subsidiary is doing business. The Company’s subsidiary that engages in the title insurance business has complied and is currently complying in all material respects with applicable insurance laws in each state in which such subsidiary is doing business.
     (xxv) No Stabilization. Neither the Company nor any of its subsidiaries has taken or will take, directly or indirectly, any action designed to, or that could be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities.
     (xxvi) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will not be an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
     (xxvii) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that would be required by the Securities Act to be described in a registration statement to be filed with the Commission that is not so described in or incorporated by reference into the Time of Sale Information and the Offering Memorandum.
     (xxviii) Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its significant subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof, other than those being contested in good faith and by appropriate proceedings; and except as otherwise disclosed in the Time of Sale Information and the Offering

Memorandum, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its significant subsidiaries or any of their respective properties or assets.
     (xxix) Compliance With ERISA. (A) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”), has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (B) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (C) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur; (D) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (E) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (F) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA), in each case except as would not have a Material Adverse Effect.
     (xxx) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
     (xxxi) Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Notwithstanding anything in this Section (xxxi), the parties understand and agree that the Company is not required to perform, and has not performed, an assessment of the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith. Except as disclosed in the Time of Sale Information and the Offering Memorandum, there are no material weaknesses or significant deficiencies in the Company’s internal controls.
     (xxxii) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, except in each case as would not have a Material Adverse Effect.
     (xxxiii) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except in each case as would not have a Material Adverse Effect.
     (xxxiv) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S.

sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (xxxv) No Restrictions on Subsidiaries. Except as disclosed in the Time of Sale Information and the Offering Memorandum or pursuant to applicable law, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.
     (xxxvi) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.
     (xxxvii) Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.
     (xxxviii) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.
     (xxxix) No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.
     (xl) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 2(d) (including Schedule V hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.
     (xli) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included or incorporated by reference in the Time of Sale Information and the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
     (xlii) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Time of Sale Information and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.
     (xliii) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.
     (b) Any certificate signed by any officer of the Company or any subsidiary thereof and delivered to you or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company or by a subsidiary thereof, as applicable, to each Initial Purchaser as to the matters covered thereby.
     Section 2. Purchase and Sale. (a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth:
     (i) the Company agrees to issue and sell to the several Initial Purchasers, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company the respective principal amount of 2009 Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto at a price equal to 99.700% of the principal amount thereof plus accrued interest, if any, from October 20, 2006 to the Closing Date (as defined below);
     (ii) the Company agrees to issue and sell to the several Initial Purchasers, and each Initial Purchaser agrees, severally and not jointly, to purchase from the

Company the respective principal amount of 2011 Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto at a price equal to 99.333% of the principal amount thereof plus accrued interest, if any, from October 20, 2006 to the Closing Date (as defined below); and
     (iii) the Company agrees to issue and sell to the several Initial Purchasers, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company the respective principal amount of 2016 Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto at a price equal to 99.322% of the principal amount thereof plus accrued interest, if any, from October 20, 2006 to the Closing Date (as defined below).
          (b) Payment for and delivery of the Securities will be made at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., on October 20, 2006, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon. The time and date of such payment and delivery is referred to herein as the “Closing Date”. Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives not later than 1:00 p.m., New York City time, on the business day prior to the Closing Date.
          (c) It is understood that each Initial Purchaser has authorized you, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities that it has agreed to purchase. You, individually and not as Representatives, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchasers whose payments shall not have been received by the Closing Date.
          (d) The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
     (i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;
     (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

     (iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except:
     (A) within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or
     (B) in accordance with the restrictions set forth in Schedule V hereto.
          (e) Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 6(b) and 6(c), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (d) above, and each Initial Purchaser hereby consents to such reliance.
          (f) The Company acknowledges and agrees that the Initial Purchasers are acting solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Initial Purchaser is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchasers of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company.
     Section 3. Certain Covenants of the Company. The Company covenants with each Initial Purchaser as follows:
     (a) Ongoing Compliance of the Offering Memorandum and the Time of Sale Information. (i) If at any time prior to the completion of the initial offering of the Securities (A) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (B) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) below, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law and (ii) if at any time prior to the Closing Date (A) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (B) it is necessary to amend or supplement any of the Time of Sale Information so that any of the Time of Sale Information will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) below, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.
     (b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or, until completion of the offering of the Securities as set forth in the Time of Sale Information, filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representatives and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representatives reasonably object.
     (c) Additional Written Communications. Before using, authorizing, approving or referring to any written communication (as defined in the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities (an “Issuer Written Communication”) (other than written communications that are listed on Schedule II hereto and the Offering Memorandum), the Company will furnish to the Representatives and counsel for the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Representatives reasonably object.
     (d) Notice to the Representatives. The Company will notify the Representatives promptly, and confirm the notice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.
     (e) Delivery of Copies. The Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including all amendments and supplements thereto) as the Representatives may reasonably request.
     (f) Blue Sky Compliance. The Company will cooperate with the Initial Purchasers to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may reasonably request; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Securities have been qualified as above provided.
     (g) Clear Market. During the period beginning on the date hereof and continuing to and including the business day following the Closing Date, the Company will not, directly or indirectly, offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any debt securities of or guaranteed by the Company and having a tenor of more than one year without the prior written consent of the Representatives.

     (h) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.
     (i) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.
     (j) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     (k) DTC. The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.
     (l) No Resales by the Company. The Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.
     (m) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.
     (n) No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.
            Section 4. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than

(i) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum, (ii) any written communication listed on Schedule II or prepared pursuant to Section 3(c) above, (iii) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (iv) any written communication that solely contains the terms of the Securities and their offering and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum.
          Section 5. Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the fees and expenses of the Company’s counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of any Blue Sky Memorandum (including the related reasonably incurred fees and expenses of counsel for the Initial Purchasers but solely to the extent related to the preparation of the Blue Sky Memorandum); (v) any fees charged by rating agencies for rating the Securities; (vi) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (vii) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; and (viii) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.
          (b) If (i) this Agreement is terminated pursuant to Section 9 (other than pursuant to clause (v) of Section 9(a) if the Company and the Initial Purchasers subsequently enter into another agreement for the Initial Purchasers to purchase the same or substantially similar securities of the Company), (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers pursuant to the terms hereof or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Initial Purchasers for all reasonable out-of-pocket costs and expenses (including the reasonably incurred fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.
          Section 6. Conditions of the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers to purchase and pay for the Securities that they have respectively agreed to purchase hereunder are subject to (i) the performance by the Company of its obligations hereunder, (ii) the delivery to the Initial Purchasers at the Closing Date by the Company of all of the Securities and (iii) the following further conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.
     (b) Opinion of Counsel for the Company. At the Closing Date, the Representatives shall have received (i) a signed opinion of C. Patteson Cardwell, IV, Executive Vice President, General Counsel and Secretary of the Company, (ii) a signed opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, (iii) a signed opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company relating to certain tax sections of the Time of Sale Information and the Offering Memorandum and (iv) a letter of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, each dated as of the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives as set forth on Exhibits A, B, C and D attached hereto.
          Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company, as the case may be, and certificates of public officials; provided that such certificates have been delivered to the Initial Purchasers and their counsel.
          In giving the opinions referred to above, such counsel may rely, as to all matters governed by the laws of jurisdictions other than those in which they are expert, upon opinions of other counsel who shall be counsel reasonably satisfactory to counsel for the Initial Purchasers, in which case the opinion shall state that they believe you and they are justified and entitled to so rely.
     (c) Opinion and Letter of Counsel for the Initial Purchasers. At the Closing Date, you shall have received the opinion and letter of Cravath, Swaine & Moore LLP, counsel for the Initial Purchasers, dated as of the Closing Date, with respect to such matters as you reasonably request.
     (d) Time of Sale Information and Offering Memorandum; Legal Proceedings; Compliance With Agreements. At the Closing Date, (i) each of the Time of Sale Information and the Offering Memorandum, as it may be amended or supplemented, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) no action, suit or proceeding shall be pending or, to the knowledge of the Company, threatened against the Company or any subsidiary thereof that would be required by the Securities Act to be set forth in a registration statement to be filed with the Commission other than as set forth in the Time of Sale Information and the Offering Memorandum and no proceedings shall be pending or, to the knowledge of the Company, threatened against the Company or any subsidiary thereof before or by any federal, state or other commission, board or administrative agency which would reasonably be expected to have a Material Adverse Effect, other than as set forth in the Time of Sale Information and the Offering Memorandum, (iii) no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities and (iv) the Company shall have complied in all material respects with all agreements and satisfied in all material respects all conditions included herein on its part to be performed and satisfied at or prior to the Closing Date.
     (e) Officers’ Certificate. The Representatives shall have received on and as of the Closing Date a certificate of the President or an Executive Vice President and the Chief Financial Officer of the Company (i) confirming that such officers have reviewed the Time of Sale Information and the Offering Memorandum and, to the best knowledge of such officers, the representations set forth in Sections 1(a)(i) and 1(a)(ii) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (g) and (h) below.
     (f) Comfort Letters. The Representatives shall have received a letter or letters from Deloitte & Touche LLP at the date hereof in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Time of Sale Information and the Offering Memorandum, and a letter or letters to be delivered at the Closing Date reaffirming the statements made in each such letter or letters, except that the inquiries and procedures specified therein shall have been carried out to a specified date not more than three business days prior to the Closing Date.
     (g) No Downgrade. Subsequent to the execution and delivery of this Agreement and as of the Closing Date, there shall not have been any decrease in rating accorded any of the Company’s securities or other indebtedness, including the Securities, by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, and no such organization shall have publicly announced that it has under surveillance or review or has changed its outlook (other than the “negative outlook” review and surveillance by Standard & Poor’s Ratings Services and the “negative outlook” by Moody’s Investors Service that are presently in effect), without indicating an improvement, in its rating of the Securities or any securities or other indebtedness of the Company.
     (h) No Material Adverse Change. No event or condition of a type described in Section 1(a)(xiv) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.
     (i) Registration Rights Agreement. The Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company.
     (j) DTC. The Securities shall be eligible for clearance and settlement through DTC.
     (k) Additional Documents. At the Closing Date, counsel for the Initial Purchasers shall have been furnished with all such documents, certificates and opinions as they may reasonably request for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated and the matters referred to in Section 6(c) hereof and in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Company, the performance of any of the covenants of the Company, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company at or prior to the Closing Date in connection with the authorization, issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to you and to counsel for the Initial Purchasers.
     (l) If any of the conditions specified in this Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, this Agreement may be terminated by the Representatives on notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party, except as provided in Section 5 herein. Notwithstanding any such termination, the provisions of Sections 7 and 8 shall remain in effect.
          Section 7. Indemnification and Contribution. (a) Indemnification of the Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonably incurred legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.
          (b) Indemnification of the Company. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, any other Time of Sale Information or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: under the heading “Plan of Distribution” in the Preliminary Offering Memorandum and the Offering Memorandum, the third paragraph relating to the terms of the offering by the Initial Purchasers, the fourth and fifth sentences of the tenth paragraph relating to market making, the twelfth paragraph relating to overallotment, stabilization and syndicate covering transactions and the last paragraph relating to certain relationships between the Initial Purchasers and the Company.
          (c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time after receiving notice of a claim from the Indemnified Person to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to one firm of local counsel in any relevant jurisdiction) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities Inc. and any such separate firm for the Company, its directors, officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
          (d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (e) Limitation on Liability. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.
          (f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
          Section 8. Representations, Warranties and Agreements to Survive Delivery. The representations, warranties, indemnities, agreements and other statements of the Company or its officers set forth in or made pursuant to this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company, any Initial Purchaser or any person who controls the Company or any Initial Purchaser within the meaning of Section 15 of the Securities Act and will survive delivery of and payment for the Securities.
          Section 9. Termination of Agreement. (a) This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and prior to or on the Closing Date

(i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum or (v) the representation in Section 1(a)(i) is incorrect in any respect.
          (b) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party, except to the extent provided in Section 5 herein. Notwithstanding any such termination, the provisions of Sections 7 and 8 shall remain in effect.
          Section 10. Default by One or More of the Initial Purchasers. (a) If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule I hereto that, pursuant to this Section 10, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.
          (b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such

Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.
          (c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 5 hereof and except that the provisions of Sections 7 and 8 hereof shall not terminate and shall remain in effect.
          (d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.
          Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives c/o J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017 (fax: 212-270-1063); Attention: Legal Department. Notices to the Company shall be directed to it at One Campus Drive, Parsippany, New Jersey 07054 (fax: 973-407-1127); Attention: C. Patteson Cardwell, IV, Executive Vice President, General Counsel and Secretary.
          Section 12. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.
          Section 13. Governing Law and Time. This Agreement shall be governed by the laws of the State of New York. Specified times of the day refer to New York City time.
          Section 14. Counterparts. This Agreement may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

          Section 15. Headings. All headings of the sections and subparts thereof of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement.
          Section 16. Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument will become a binding agreement between the Company and each Initial Purchaser in accordance with its terms.

Very truly yours,

REALOGY CORPORATION

By	/s/ Anthony E. Hull

Name: Anthony E. Hull
Title: Executive Vice President, Chief Financial Officer and Treasurer
Confirmed and accepted, as of the date first above written:

J.P. MORGAN SECURITIES INC.

By	/s/ Stephen L. Sheiner

Name: Stephen L. Sheiner
Title: Vice President

BARCLAYS CAPITAL INC.

By	/s/ Pamela Kendall

Name: Pamela Kendall
Title: Director
For themselves and the other several Initial Purchasers
named in Schedule I hereto

SCHEDULE I
to Purchase Agreement dated
October 13, 2006
REALOGY CORPORATION

	PRINCIPAL	PRINCIPAL	PRINCIPAL
	AMOUNT OF	AMOUNT OF	AMOUNT OF
	2009 NOTES	2011 NOTES	2016 NOTES
INITIAL PURCHASER	PURCHASED	PURCHASED	PURCHASED
J.P. Morgan Securities, Inc.	$37,500,000	$67,500,000	$75,000,000
Barclays Capital Inc.	37,500,000	67,500,000	75,000,000
Citigroup Global Markets Inc.	37,500,000	67,500,000	75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000	67,500,000	75,000,000
Banc of America Securities LLC	12,500,000	22,500,000	25,000,000
Calyon Securities (USA) Inc.	14,750,000	26,550,000	29,500,000
Mitsubishi UFJ Securities International plc	12,500,000	22,500,000	25,000,000
Scotia Capital (USA) Inc.	14,250,000	25,650,000	28,500,000
Wells Fargo Securities, LLC	12,500,000	22,500,000	25,000,000
BMO Capital Markets Corp.	9,000,000	16,200,000	18,000,000
Daiwa Securities America Inc.	7,500,000	13,500,000	15,000,000
Greenwich Capital Markets, Inc.	7,000,000	12,600,000	14,000,000
Wachovia Capital Markets, LLC	10,000,000	18,000,000	20,000,000
Total	$250,000,000	$450,000,000	$500,000,000

SCHEDULE II
to Purchase Agreement dated
October 13, 2006
REALOGY CORPORATION
Time of Sale Information
1.	Preliminary Offering Memorandum dated October 11, 2006.

2.	Term sheet containing the terms of the Securities, substantially in the form of Schedule III.

SCHEDULE III
to Purchase Agreement dated
October 13, 2006
REALOGY CORPORATION
Realogy Corporation
Pricing Term Sheet
Floating Rate Senior Notes due 2009

Issuer:	Realogy Corporation
Size:	$250,000,000
Maturity:	October 20, 2009
Coupon:	3 Month LIBOR plus .70%
Offering Price:	100% of face amount
Redemption Provisions:

Between the Settlement Date and October 21,
2007, at the greater of par or a discount rate
of 3-month Libor - 26 basis points;
Beginning on October 22, 2007, callable at par
(100%)
Interest Payment and Reset Dates:	January 20th, April 20th, July 20th and October
20th, commencing January 22, 2007
Day Count Convention	Actual/360
Trade Date:	October 13, 2006
Settlement Date:	October 20, 2006 (T+5)
Denominations	$1,000 x $1,000
Ratings:	Baa2 (negative outlook) / BBB (negative outlook)
Bookrunners:	J.P. Morgan Securities Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Banc of America Securities LLC
Calyon Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Daiwa Securities America Inc.
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC
The 2009 notes will be redeemable at our option, in whole or in part, from their date of issuance to and including October 21, 2007, in principal amounts of $1,000 or any integral multiple of $1,000, at a redemption price equal to the greater of:
•	100% of the principal amount of the applicable 2009 notes, or

•	the sum of the present values of the remaining scheduled payments of principal and interest (assuming that LIBOR through maturity would remain constant as of the date of redemption) thereon (not including any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a bond-equivalent yield basis (using the same interest rate convention as that used in computing interest on the 2009 notes) at a rate per annum equal to LIBOR as of the redemption date, minus 26 basis points, plus accrued and unpaid interest thereon to the date of redemption.
At any time and from time to time on or after October 22, 2007, the 2009 notes will be redeemable at our option, in whole or in part, in principal amounts of $1,000 or any integral multiple of $1,000, at a redemption price equal to 100% of the principal amount of the 2009 notes redeemed plus accrued but unpaid interest to the redemption date.
6.150% Senior Notes due 2011

Issuer:	Realogy Corporation
Size:	$450,000,000
Maturity:	October 15, 2011
Coupon:	6.150%
Offering Price:	99.933% of face amount
Yield to maturity:	6.166%
Spread to Benchmark Treasury:	1.40%
Benchmark Treasury:	4.500% due September 2011
Benchmark Treasury Spot and Yield:	98—26 3/4 4.766%
Interest Payment Dates:	April 15th and October 15th, commencing April 15, 2007
Day Count Convention	30/360
Redemption Provisions:
Make-whole call	At any time at the greater of par or a discount
rate of Treasury plus 25 basis points
Trade Date:	October 13, 2006
Settlement Date:	October 20, 2006 (T+5)
Denominations	$1,000 x $1,000
Ratings:	Baa2 (negative outlook) / BBB (negative outlook)
Bookrunners:	J.P. Morgan Securities Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Banc of America Securities LLC
Calyon Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Daiwa Securities America Inc.
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC

6.500% Senior Notes due 2016

Issuer:	Realogy Corporation
Size:	$500,000,000
Maturity:	October 15, 2016
Coupon:	6.500%
Offering Price:	99.972% of face amount
Yield to maturity:	6.504%
Spread to Benchmark Treasury:	1.70%
Benchmark Treasury:	4.875% due August 2016
Benchmark Treasury Spot and Yield:	100—17+ 4.804%
Interest Payment Dates:	April 15th and October 15th, commencing April 15, 2007
Day Count Convention	30/360
Redemption Provisions:
Make-whole call	At any time at the greater of par or a discount
rate of Treasury plus 30 basis points
Trade Date:	October 13, 2006
Settlement Date:	October 20, 2006 (T+5)
Denominations	$1,000 x $1,000
Ratings:	Baa2 (negative outlook) / BBB (negative outlook)
Bookrunners:	J.P. Morgan Securities Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Banc of America Securities LLC
Calyon Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Daiwa Securities America Inc.
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC
Interest Rate Adjustment
     The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s Investors Service, Inc., referred to as Moody’s, or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., referred to as S&P, downgrades (or subsequently upgrades) the debt rating applicable to the notes (a “rating”) as set forth below.
     If the rating from Moody’s is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from that set forth on the cover page of this offering memorandum by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	.25%
Ba2	.50%
Ba3	.75%
B1 or below	1.00%

     If the rating from S&P is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from that set forth on the cover page of this offering memorandum by the percentage set forth opposite that rating:

Rating	Percentage
BB+	.25%
BB	.50%
BB-	.75%
B+ or below	1.00%
     If, following an interest rate adjustment, Moody’s or S&P subsequently increases or decreases its rating to any of the threshold ratings set forth above, the interest rate on each of the notes will be increased or decreased such that the interest rate for the notes equals the interest rate set forth on the cover page of this offering memorandum plus (1) the interest rate adjustment, if any, then in effect resulting from an increase or decrease in the other rating agency’s rating and (2) the percentage set forth opposite the applicable rating from the applicable table above for the rating agency that increased or decreased its rating. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate set forth on the cover page of this offering memorandum, and (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate set forth on the cover page of this offering memorandum. If, following an interest rate adjustment, Moody’s increases its rating to Baa3 or higher and S&P increases its rating to BBB- or higher, the interest rate on each of the notes will remain at, or be decreased to, as the case may be, the interest rate set forth on the cover page of this offering memorandum and no subsequent downgrades in a rating shall result in an adjustment of the interest rate on the notes as provided herein.
     If either Moody’s or S&P ceases to provide a rating, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above, and the required ratings increase set forth in the last sentence of the preceding paragraph shall only apply to the rating agency continuing to provide the rating. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P (but not both) ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this offering memorandum.
     Any interest rate increase or decrease, as described above, will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE IV
to Purchase Agreement dated
October 13, 2006
REALOGY CORPORATION
Foreign Qualifications of Realogy Corporation
1.	Florida

2.	New Jersey

3.	New York

SCHEDULE V
to Purchase Agreement dated
October 13, 2006
REALOGY CORPORATION
Restrictions on Offers and Sales outside the United States
     In connection with offers and sales of Securities outside the United States:
     (a) Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.
     (b) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
     (i) Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.
     (ii) None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.
     (iii) At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchase Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”
     (iv) Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.
Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.
     (c) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
     (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
     (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.
     (d) Each Initial Purchaser acknowledges that no action has been or will be taken by the Company that would permit a public offering of the Securities, or possession or distribution of any of the Time of Sale Information, the Offering Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.